Exhibit 99.2

Polo Ralph Lauren Announces Increase of Its Quarterly Cash Dividend and Additional $250 Million Stock Repurchase Authorization

NEW YORK--(BUSINESS WIRE)—February 9, 2011 – Polo Ralph Lauren Corporation (NYSE: RL) today announced its Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s Common Stock, an increase of $0.10 per share or 100% more than the Company’s previous quarterly cash dividend of $0.10 per share.  The Company expects that over the next year the new annual dividend rate will be $0.80 per share. Based on the current number of shares outstanding, the new dividend rate may result in an anticipated annualized payout of approximately $80 million.  The next quarterly dividend is payable on April 15, 2011 to shareholders of record at the close of business on April 1, 2011.

In addition, the Company’s Board of Directors authorized an additional $250 million stock repurchase program, permitting the Company to purchase shares of Class A Common Stock, subject to market conditions. This amount is in addition to the $469 million available as part of a previously authorized stock repurchase program, bringing the Company’s total current authorizations to $719 million. Shares acquired under the repurchase program will be held in treasury for future use.

“The increases in our dividend and share repurchase authorization indicate the confidence our Board has in our operating strategies and future prospects,” said Roger Farah, President and Chief Operating Officer. “They reflect the Company’s strong liquidity and cash flow characteristics as well as our operational and strategic flexibility.  We are happy to enhance shareholder returns even as we continue to invest in our long-term strategic growth objectives.”

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 43 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the federal securities laws and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements made concerning current expectations about the Company’s future results, plans, strategies and condition, and may include, without limitation, statements regarding dividends, share repurchases, revenues, store openings, gross margins, expenses and earnings. Investors are cautioned that such forward looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy, and some of which might not be anticipated. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ include, among other things, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the U.S. or global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company’s dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials, transportation or labor costs) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company’s ability to implement its growth strategies, manage its inventory or its ability to successfully integrate acquired businesses, such as recently acquired Asian operations; consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation; risks arising out of litigation or trademark conflicts, and other risk and uncertainties identified in the Company’s securities filings including those in its Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly or revise any forward-looking statements, including, without limitation, any estimate regarding revenue or earnings, whether as the result of new information, future events or otherwise.

CONTACT:
Polo Ralph Lauren
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262

SOURCE: Polo Ralph Lauren Corporation